Exhibit 99.1

(1)  The amount of shares gives effect to a 10-for-1 stock split of the common stock of Dex Media, Inc. (the "Issuer"), $0.01 par value, effected on July
     27, 2004, as disclosed on the Issuer's Amendment No. 2 to Form S-1
     Registration Statement No. 333-115489, filed with the Securities and
     Exchange Commission on June 28, 2004 (the "Registration Statement"). This
     amount does not include an aggregate of 16,000 shares of the Issuer's common stock held by two irrevocable trusts for the benefit of Neumeister's children for which Mr. Neumeister's wife serves as the trustee. Mr.
     Neumeister disclaims beneficial ownership of these 16,000 shares.